UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
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ORDINARY GUY, INC. and CROW                          Case No.: 96 CIV. 2542
PRODUCTIONS, INC.,

                                    Plaintiffs,

                  -against-                          STIPULATION OF SETTLEMENT

JUNIPER FEATURES, LTD., JUNIPER
PICTURES, INC., JUNIPER ENTERTAINMENT,
INC., and VLADO PAUL HRELJANOVIC,

                                    Defendants.

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     WHEREAS,  the plaintiffs  herein  Ordinary Guy, Inc. and Crow  Productions,
Inc. (collectively, the "Plaintiffs") commenced the above captioned action (the "Action") seeking to impose successor liability upon each of the defendants, Juniper Features, Ltd., Juniper Pictures, Inc., Juniper Entertainment, Inc., and
Vlado  Paul  Hreljanovic   (collectively,   the  "Defendants")  for  a  judgment
previously entered by the Plaintiffs against Juniper Releasing, Inc.;

     WHEREAS, the Action has been contested by the Defendants and the parties have engaged in extensive discovery and pre-trial proceedings;

     WHEREAS, the Action is presently scheduled for trial on April 20, 1998;

     WHEREAS, in an effort to avoid the cost, expense and risk of further litigation, the parties are now desirous of settling the Action on the terms and conditions set forth below.

     NOW, THEREFORE, it is hereby stipulated and agreed by and between counsel for the respective parties, as follows:

     1. Subject to the provisions of this Stipulation of Settlement relating to the issuance of Shares as defined below, Juniper Group Inc. f/k/a Juniper Features, Ltd. (hereinafter, "Juniper Group") shall pay the total sum of $310,000 (the "Settlement Proceeds") to the Plaintiffs in full satisfaction, release and discharge of all claims, demands, suits, causes of action or liabilities of any kind or nature, presently known or unknown, that were asserted, or could have been asserted, against each of the Defendants with respect to any matter, including without limitation, any prior transactions involving Juniper Releasing, Inc.

     2. The Settlement Proceeds shall be due and payable by Juniper Group as follows:

     a. $50,000 to be paid by certified, brokerage or bank funds on or before April 20, 1998;

     b. $10,000 to be paid on or before May 20, 1998. If this payment is not timely made, Plaintiffs may enter judgment against Juniper Group in the sum of $10,000 after ten (10) business days written notice during which time Juniper Group shall have an opportunity to cure; and

     c. Balance of $250,000 (the "Installment Obligation") payable in three equal annual installment payments of $83,333.33 due on April 20, 1999, April 20, 2000 and April 20, 2001 (hereinafter, the "Payment Dates") or alternatively funded through the sale of Shares as defined below.

     3. The Installment Obligation shall be collateralized and funded by Juniper Group in the first instance by a deposit in escrow of 4,666,000 shares of common stock of Juniper Group (.001 par value), issued under the Securities Act of 1933, as amended and otherwise subject to the restrictions of Rule 144 promulgated thereunder (the "Shares"). The process of issuing the Shares shall commence on April 20, 1998 and all Shares shall be issued in the name of Bragar and Wexler, P.C. as attorneys for Ordinary Guy, Inc. and Crow Productions, Inc. The Shares shall be jointly held in escrow (the "Escrow") by counsel for the respective parties, Bragar and Wexler, P.C. and Finkel Goldstein Berzow Rosenbloom & Nash, LLP, subject to the terms and conditions hereof although placed in the offices of Finkel Goldstein Berzow Rosenbloom & Nash, LLP for safekeeping. The Shares shall not be tradeable on the open market, except pursuant to the terms and conditions of this Stipulation of Settlement and shall remain subject to all applicable federal and state laws, rules and regulations, including all securities laws.

     4. On each of the respective Payment Dates as the case may be, one third of the total Shares shall be released from Escrow for the purpose of selling same in the open market in a commercially reasonable manner, in such quantity and time that will not unduly affect the stock price.

     5. At all times, the sale of the Shares and any and all proceeds thereof shall be for the sole and exclusive benefit of the Plaintiffs. All proceeds resulting from the sale of the Shares, after deducting all commissions and expenses of sale shall be deemed "Net Proceeds" for the purposes of this Stipulation of Settlement. The Net Proceeds shall be applied as a credit or offset against Juniper Group's Installment Obligations hereunder as and when received, in whole or part. At any time during the term of this Stipulation of Settlement, if the sale of the allocated one third (1/3) Shares on the respective Payment Dates generate Net Proceeds in excess of the Juniper Group's annual Installment Obligations (the "Excess"), then the Excess shall be applied to reduce Juniper Group's subsequent Installment Obligations hereunder, in whole or part. For the purposes of this Stipulation of Settlement, Excess shall be defined to mean the Net Proceeds realized from the sale of the allocated Shares on each of the Payment Dates over and above $83,333.33.

     6. If Plaintiffs elect not to sell some or all of the allocated one third (1/3) Shares on each of the respective Payment Dates, then in such event, Juniper Group's respective Installment Obligations hereunder shall be suspended until such time as all of the allocated one third (1/3) Shares are sold in a commercially reasonable manner so as not to adversely affect the stock price, and all successive Payment Dates, if any, shall be readjusted so as to maintain one (1) year interval(s).

     7. If the Installment Obligations are satisfied in full at any time prior to April 20, 2001 through the sale of Shares or otherwise, then in such event, the Plaintiffs shall be entitled to the release of all Shares remaining in Escrow upon written demand. After the Shares are released from Escrow, the Plaintiffs may then assign, sell or otherwise hypothecate the remaining Shares in such manner, quantity and time that will not otherwise unduly affect the stock price, provided Plaintiffs do so in compliance with all applicable federal and state laws, regulations and rules, including all securities laws.

     8. Conversely, if the sale of the allocated Shares generate insufficient Net Proceeds to satisfy any of Juniper Group's annual Installment Obligations hereunder, a deficiency (the "Deficiency") shall arise. For the purposes of this Stipulation of Settlement, Deficiency shall mean $83,333.33 less the Net Proceeds, if any, realized from the sale of the allocated Shares on each of the respective Payment Dates. Juniper Group shall be responsible to pay the Deficiency to Plaintiffs by cash or certified funds, no later than ten (10) business days after it arises and written demand is made. If the Deficiency is not paid by Juniper Group in the time prescribed hereunder (the "Uncured Deficiency"), all remaining Shares shall be released from Escrow to Plaintiffs upon written demand, whereupon Plaintiffs shall sell the remaining Shares publicly in a commercially reasonable manner and in compliance with all federal and state securities laws, and shall apply the Net Proceeds released from such sales as a credit or offset against Juniper Group's remaining obligations hereunder. Following completion of the sale of all the remaining Shares after an Uncured Deficiency, then any remaining sums still due and owing to Plaintiffs' hereunder shall be paid by Juniper Group upon written demand and confirmation that the remaining shares were sold and an accounting as to the net amounts realized therefrom.

     9. Upon the Plaintiffs' receipt of (i) that portion of the Settlement Proceeds due pursuant to paragraph 2(a); and (ii) issuance and delivery of the Shares in Escrow; (a) the Action shall be dismissed with prejudice; and (b) that except with respect to Juniper Group's obligations hereunder, each of the Defendants, together with their successors and assigns, are hereby released by Plaintiffs from any and all claims, demands suits, causes of action, or liabilities of any kind or nature presently known or unknown that were asserted, or could be asserted against each of the Defendants with respect to any matter, including, without limitation, any prior transaction involving Juniper Releasing Inc.

     10. All notices required hereunder shall be in writing and delivered by means of certified mail to the parties as follows:

                  If to the Plaintiffs:

                                            Bragar & Wexler, P.C.
                                            900 Third Avenue
                                            New York, New York 10022

                  If to the Defendants:
                                            Juniper Group, Inc.
                                            111 Great Neck Road
                                            Great Neck, New York 11021

                 with copies to:

                                            Finkel Goldstein Berzow
                                            Rosenbloom & Nash, LLP
                                            26 Broadway
                                            New York, New York 10004

                                            Snow Becker Krauss, P.C.
                                            605 Third Avenue
                                            New York, New York 10158

     11. This Stipulation of Settlement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter of this Action.

     12. The terms and conditions of this Stipulation of Settlement shall be deemed to obligate, extend to and inure to the benefit of all successors and assign of each of the parties hereto.

     13. The parties will cooperate with each other to obtain all necessary approvals to sell the Shares. If Juniper Group can sell some or all of the Shares at a higher price than can otherwise be obtained by Plaintiffs, then in such event, Plaintiffs shall be required to allow Juniper Group to sell some or all of the Shares on their behalf at the higher price, subject to the terms and conditions of this Stipulation of Settlement.

     14. This Stipulation of Settlement is the result of a settlement by the parties hereto and is not and shall not be considered as an admission of liability or responsibility on the part of any one or more of the parties hereto.

     15.  The  undersigned   attorneys  represent  and  warrant  that  they  are
authorized to sign this Stipulation of Settlement on behalf of their respective clients.

     16. The parties retain whatever distribution rights they have with respect to he motion picture "Ordinary Hero".

     17. This Stipulation of Settlement may be executed in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   New York, New York
                  April 28, 1998

                                                   FINKEL GOLDSTEIN BERZOW
                                                   ROSENBLOOM & NASH, LLP
                                                   Attorneys for the Defendants
                                                   26 Broadway, Suite 711
                                                   New York, NY  10004
                                                   (212) 344-2929

                                                    By: /s/ Kevin J. Nash
                                                        -------------------
                                                    KEVIN J. NASH (KJN-6274)
                                                    A Member of the Firm

                                                    BRAGAR & WEXLER, P.C.
                                                    Attorneys for the Plaintiffs
                                                    900 Third Avenue
                                                    New York, New York 10022

                                                    (212) 308-5858

                                                    By: /s/ Paul D. Wexler
                                                        --------------------
                                                    PAUL D. WEXLER (PDW-9340)
                                                    A Member of the Firm


ABOVE AGREED AND CONSENTED TO:
                                                    JUNIPER GROUP INC.

                                                    By:/s/ Vlado P. Hreljanovic
                                                       ------------------------
                                                    Name: Vlado P. Hreljanovic
                                                    Title: President